LMP Income Trust
LMP Inflation Management Fund (N4Q8)

Item 77Q-1

Registrant incorporates by reference Registrant's Supplement dated 10/27/06 to the Prospectus and SAI of the Fund, filed on 10/30/06. SEC Accession No. (0001193125-06-217323)


Registrant incorporates by reference Registrant's Supplement dated 4/18/07, filed on 4/18/07.
SEC Accession No. (0001193125-07-083697)